Exhibit 4.90

English translation

To the Arbitration Court of Moscow

115225, Moscow, Bolshaya Tulskaya, 17

Claimant: Sberbank of Russia, Public Joint Stock Company (Sberbank PJSC)

INN 7707083893 OGRN 1027700132195

Registration date of the legal entity: 20.06.1991

117997, Moscow, Vavilova, 19

Defendant: Southern Kuzbass Coal Company, Public Joint Stock Company (Southern Kuzbass PAO)

INN 4214000608 OGRN 1024201388661

Registration date of the legal entity: 04.06.1993

652877, Kemerovo region, Mezhdurechensk, Yunosti, 6

Case No. A40-187451/15

AMICABLE AGREEMENT

Moscow	August “16” 2019

Sberbank of Russia, Public Joint Stock Company (Sberbank PAO), hereinafter referred to as the “Claimant”, represented by its Vice President and Director of the Distressed Assets Department of Sberbank PAO Degtyaryov Maxim Nikolaevich, acting by virtue of Power of Attorney No. 735- dd. July 27th 2017 on the one hand, and

Southern Kuzbass Coal Company, Public Joint Stock Company (Southern Kuzbass PAO), hereinafter referred to as the “Defendant”, represented by Chief Executive Officer of Mechel Mining Management Company, limited liability company (short name MC Mechel Mining OOO, OGRN 1085410004811, address: 125167, Russian Federation, Moscow, Krasnoarmeyskaya, 1), being a sole executive body of Southern Kuzbass PAO based on the Agreement on the transfer of powers of an executive body of Southern Kuzbass OAO to management company MC Mechel Mining OOO dd. October 21st 2013, Khafizov Igor Veleryevich, acting by virtue of the Articles of Association of MC Mechel Mining OOO and Articles of Association of Southern Kuzbass PAO, on the other hand, on the other hand, hereinafter collectively referred to as the Parties hereinafter the Claimant and the Defendant are collectively referred to as the Parties, being parties to case No.A40-187451/15 under the claim of Sberbank PAO have concluded this Amicable agreement and agreed upon the following:

1.

This Amicable agreement is being concluded by the Parties based on articles 139, 140 of the Arbitration Procedural Code of the Russian Federation in order to amend and modify the terms and conditions of the previously concluded amicable agreement approved by ruling of the Arbitration Court of Moscow dd. June 24th 2019 by case No. A40-187451/15 (hereinafter referred to as the “Old amicable agreement”) related to the dispute that arose as a result of the Defendant’s non-fulfillment of its obligations related to the repayment of the facility and of the interest on the money had and used under the Non-revolving Facility agreement No. 8507 dd. October 9th 2012 and Novation agreement No. 8507 dd. October 9th 2012 (hereinafter referred to as the “Facility agreement”), as well as to collect the state duty related to the enforcement.

2. The Defendant hereby acknowledges its liabilities towards the Claimant under the Facility agreement (with the consideration of the Old amicable agreement) as of July 31st 2019 (inclusive) to be as follows:

	Indebtedness	Accrual period	Amount, USD
2.1.	Principal (outstanding loan)	X	0

2.2.	Interest on a loan, including	X	21,813,895.36

2.2.1.	Interest (hereinafter referred to as the “Deferred debt”) (clause 8.1. of the Old amicable agreement)	from 29.12.2014 to 01.10.2015	14,076,381.43

2.2.2.	Interest payment (clause 8.4. of the Old amicable agreement)	from 11.03.2019 to 31.07.2019	59,450.83

2.2.3.	Deferred interest (clause 7.2.5. of the Old amicable agreement)	from 13.04.2016 to 31.07.2019	876,230.78

2.2.4.	Interest on Deferred interest (clause 7.2.4. of the Old amicable agreement)	from 11.05.2016 to 31.07.2019	133,499.69

2.2.5.	Interest accrued under part 2 of clause 6 of the Old amicable agreement (hereinafter referred to as the “Deferred interest 2”) (clause 8.3. of the Old amicable agreement)	from 23.12.2015 to 12.04.2016	5,188,745.95

2.2.6.	Interest on “Deferred interest 2” (clause 7.2.4. of the Old amicable agreement)	from 13.04.2016 to 31.07.2019	1,479,586.68

	TOTAL	X	21,813,895.36

3.

The Claimant and the Defendant agreed upon the following terms and conditions for the repayment of the indebtedness under the Amicable agreement acknowledged by Defendant in the amount of 21,813,895.36 (Twenty-one million eight hundred thirteen thousand eight hundred ninety-five and 36/100) US dollars:

3.1.	The indebtedness stated in sub-clauses 2.2.1., 2.2.3.- 2.2.6. of this Amicable agreement shall be repaid by April 10th 2022.

3.2.	The indebtedness stated in sub-clause 2.2.2. of this Amicable agreement shall be repaid in accordance with clause 4.2. of this Amicable agreement.

4.

Starting from April 13th 2016 (inclusive) the Defendant shall pay to the Claimant the interest accrued on the amount of the Deferred debt stipulated by clause 2 of this Amicable agreement based on the following terms and conditions:

4.1. The interest rate and the conditions of its changing shall be as follows:

4.1.1. For the period from April 13th 2016 till the date of full repayment of the indebtedness under this Amicable agreement defined as per clause 3 of this Amicable agreement (both dates inclusive) the interest rate for the First tranche of the facility shall be equal to “LIBOR 3M as of the quotation date plus 7 (Seven) percent per annum” (hereinafter referred to as the “Basic interest rate 1”).

LIBOR (London Interbank Offered Rate) is a London interbank rate offered for deposits in US dollars that is monitored by ICE Benchmark Administration Limited (published by Thomson Reuters on page LIBOR01 of Reuters information system).

From April 13th 2016 to July 10th 2016 (both dates inclusive) the interest rate shall be equal to LIBOR 3M as of 15:00 (Moscow time) of April 7th 2016 plus 7 (Seven) percent per annum.

After that Basic interest rate 1 shall be defined by Claimant on a quarterly basis for each Period of interest rate definition by way of sending a respective written notification to the Defendants of the interest rate defined for the Period of interest rate definition as per table below:

Quotation date for LIBOR 3M	Period of interest rate definition
The date that is 2 (Two) business days preceding January 11th	from January 11th to April 10th (b.d.i.)

The date that is 2 (Two) business days preceding April 11th	from April 11th to July 10th (b.d.i.)

The date that is 2 (Two) business days preceding July 11th	from July 11th to October 10th (b.d.i.)

The date that is 2 (Two) business days preceding October 11th	from October 11th to January 10th (b.d.i.)

4.1.2. Starting from the beginning of the Interest period that is closest to the date of the fulfillment by Defendant of all its obligations under clauses 9.1.3, 9.1.7, 9.1.14.2, 9.1.15.2, 9.1.16.2, and 9.1.19 of the Facility agreement till the date of full repayment of the indebtedness defined as per clause 3 of this Amicable agreement (both dates inclusive) the Basic interest rate 1 shall be equal to “LIBOR 1M as of the quotation date plus 5.6 (Five point six) percent per annum”.

Basic interest rate shall be defined on a monthly basis for a respective Period of interest rate definition as per table below:

Quotation date for LIBOR 1M	Period of interest rate definition
The date that is 2 (Two) business days preceding the next Period of interest rate definition	from day 11 of the respective calendar month to day 10 of the next calendar month (b.d.i.)

4.1.3. Rate LIBOR 3M or LIBOR 1M shall be defined in accordance with the data stated on page LIBOR01 of Reuters information system as of 15:00 (Moscow time) on the quotation date.

If on the quotation date of rates LIBOR 3M or LIBOR 1M provided for by this Amicable agreement:

•

rate LIBOR 3M or LIBOR 1M is not published on the above mentioned page (including days off/ public holidays), such rates LIBOR 3M or LIBOR 1M shall be defined based on the closest previous quotation date;

•

the period during which rate LIBOR 3M or LIBOR 1M is not being published on the above mentioned page is at least 10 (Ten) business days (not because of days off/ public holidays or a temporary technical failure occurred when publishing quotations), a floating rate shall be replaced with a fixed rate equal to 11 (Eleven) percent per annum. At that if LIBOR 3M or LIBOR 1M resumes to be published such fixed rate shall be replaced with Basic interest rate starting from the next Interest period.

At that the interest rate change shall be effected by way of Claimant’s sending a written notification to the Defendant of the interest rate change. If the above mentioned notification has not been received by Defendant, the Defendant shall calculate the interest rate itself on its own, in accordance with the Amicable agreement.

A copy of such notification shall also be forwarded by Claimant to Defendants’ email corpfin@mechel.com within 5 (five) business days.

For the avoidance of any doubts the order and procedure for interest rate changing under this Amicable agreement shall be considered agreed by Parties as a condition of this Amicable agreement and shall not be treated as a unilateral changing of the interest rate.

4.2. The order and procedure for interest payment:

4.2.1. Interest:

•	charged from April 13th 2016 to November 10th 2016 (both dates inclusive) and subject to payment shall be paid on a monthly basis on day 10 of each calendar month starting from May 2016;

•

charged from November 11th 2016 (inclusive) and subject to payment shall be paid on a monthly basis from day 10 to day 16 of each calendar month (inclusive) (hereinafter referred to as the “Period of interest payment”) and on the date of full repayment of the facility defined in accordance with clause 3 of this Amicable agreement or on the date of full repayment of the indebtedness effected prior to the date defined as per clause 3 of this Amicable agreement.

4.2.2. For the purposes of this Amicable agreement:

•	“Date of interest payment” shall be day 10 of each calendar month;

•	“Interest period” means each of the following:

•	Period from April 13th 2016 to May 10th 2016 (both dates inclusive);

•	From the day following the Date of interest payment (inclusive) to subsequent Date of interest payment (inclusive).

4.2.3. Part of the accrued interest shall be paid by Defendant on the date of full repayment of the indebtedness defined as per clause 3 of this Amicable agreement (herein referred to as the “Deferred interest”)

4.2.4. Interest shall be accrued on the amount of the “Deferred interest” and “Deferred interest 2” at the rate defined as per clause 4.1 of the Amicable agreement and shall be paid by Defendant on the date of full repayment of the indebtedness defined as per clause 3 of this Amicable agreement together with the Deferred interest.

4.2.5. The proportion between the interest to be paid to the Claimant on the Date of interest payment for the period from April 13th 2016 (inclusive) or during the Period of interest payment (hereinafter referred to as the “Interest payment”) and part of the Deferred interest shall be defined in accordance with the following terms and conditions:

4.2.5.1. Before fulfillment of the conditions stated in sub-clause 4.1.2. of the Amicable agreement:

Total debt / EBITDA[1] ratio	Interest payment	Deferred interest
From more than 6.01 (six zero one)	LIBOR 3M + 5 (Five) percent per annum	2 (Two) percent per annum

From more than 5.01 (five point zero one) to 6.01 (Six point zero one)	LIBOR 3M + 5,5 (Five point five) percent per annum	1.5 (One point five) percent per annum

From more than 4.01 (Four point zero one) to 5.01 (five point zero one)	LIBOR 3M + 6 (Six) percent per annum	1 (One) percent per annum

4.01 (Four point zero one) and less	LIBOR 3M + 7 (Seven) percent per annum	0 (Zero) percent per annum

4.2.5.2. Starting from the next interest period after the fulfillment of the terms and conditions stated in sub-clause 4.1.2. of the Amicable agreement the interest rate shall be paid in full.

4.3. It is agreed by the Parties that for the period from April 13th 2016 (inclusive) to the date of provision of the first Certificate as per paragraph below the Parties shall define the amount of the Interest payment and of the Deferred interest based on the Total debt / EBITDA ratio exceeding 6.01 (Six point zero one).

[1]	The ratio of Total debt / EBITDA shall be defined in accordance with clause 4.3 of the Amicable agreement and be used during the Period of the Certificates validity.

For the purposes of clause 4 of the Amicable agreement “Mechel Group” means Mechel Public joint stock company (Mechel PAO, address: Moscow, Krasnoarmeyskaya, 1, INN 7703370008, OGRN 1037703012896) and the list of companies that is to be determined for each relevant moment of time in the IFRS / US GAAP consolidated financial statements of Mechel PAO for the previous accounting period.

For the purposes of clause 4 of the Amicable agreement the “Total debt” means the total “Financial indebtedness” of the companies of Mechel Group towards third parties not belonging to Mechel Group calculated based on IFRS / US GAAP statements.

Financial indebtedness

Any indebtedness of Mechel Group companies (without double accounting) as of the end of a respective Calculation period resulting from:

(a)   Getting funds in form of a loan, credit, overdraft or project financing;

(b)   Capitalization of interest and other payments;

(c)   Getting commodity loans and commercial credits for the period exceeding 180 calendar days, issue of a letter of credit or provision of bank guarantees;

(d)   Issue of bonds, notes, bills of exchange and any other debt instruments;

(e)   Conclusion of financial leasing contracts and lease-to-purchase agreements;

(f)   Selling and discounting of accounts receivables (except for any accounts receivable alienated on a non-recourse basis);

(g)   Conclusion of factoring agreements on a non-recourse basis;

(h)   Conclusion of derivative transaction for the purpose of protection or getting a benefit from any fluctuations of exchange rates, interest rates or prices; at that the amount of such derivative transactions will be calculated based on respective market indicators relevant for each particular moment of time;

(i) Conclusion of repot transactions or of any other transactions that are economically (or in accordance with the rules of book accounting) considered to be borrowings;

(j) Undertaking the obligations related to compensation of losses or expenses under financial liabilities borne by third parties;

(k)   The amounts received in case of issue of redeemable shares (except for the shares that are to be redeemed based on issuer’s resolution);

(l) Undertaking the obligations related to suretyship or provision of a guarantee in respect of fulfillment of any obligations by third parties or related to the reimbursement to a guarantor of any payment amounts under a bank guarantee; such suretyships are to be considered based on the balance of the effective debt under such secured obligation, at that suretyships and guarantees of several Mechel Group companies under one and the same obligation shall not be cumulative; and

other financial instruments not mentioned in other sub-clauses of this definition that are qualified as an indebtedness in accordance with IFRS/US GAAP.

For the purposes of clause 4 of the Amicable agreement “EBITDA” means the indicator calculated based on IFRS / US GAAP statements for a respective accounting period.

EBITDA

Net profit of Mechel Group to be defined in financial statements of Mechel Group for a respective Accounting period for the calculation of the Total debt / EBITDA ratio in accordance with the table below shall be determined:

(a)   before deduction of any accrued charges or payments related to corporate income tax;

(b)   before adding and applying any interest, fees, discounts and other charges, any interest, fees, discounts and other charges received/subject to be received, paid/subject to be paid by any Mechel Group company in respect of the Financial indebtedness;

(c)   without consideration of any exclusive or extraordinary items and/or expenses resulting from the transactions and activities not related to the Normal course of business of Mechel Group, including any amounts related to:

•  revenues and costs related to exchange rate differences;

•  results of long-term assets revaluation or revaluation of any other revenues and costs related to the disposal of long-term assets of any Mechel Group company;

•  results of revaluation of the contingent obligations of any of Mechel Group companies;

•  any revenues and costs resulting from alienation of the whole participation stake in any of the Mechel Group companies or of a part of it;

•  amounts related to write-offs or provisions and changes in provisions for the impairment of the indebtedness/assets;

•  revenues from overdue accounts payables;

•  amounts of any fines, penalties, forfeits and their remission;

•  any amounts of other expenses classified in IFRS / US GAAP financial statements of Mechel Group as expenses not related to operational activities;

(d)   before adding revenues and deducting losses from assets/pension plan liabilities;

(e)   before adding revenues from incentive plans based on debt instruments;

(f)   before deduction of depreciation costs or impairment of intangible assets, including goodwill, and depreciation or impairment of tangible assets;

(g)   before deduction of losses or adding revenues of any subsidiary of Mechel Group related to minor participation stakes.

(h)   before adding the revenues and costs listed in sub-clauses a)-g) related to discontinued operations

The above mentioned indicators shall be defined for each Interest period based on the latest IFRS / US GAAP consolidated financial statements of Mechel Group for the 6 accounting months or for the accounting year preceding such Interest period and published on the official web-site of Mechel Group: www.mechel.com.

Calculation of the Total debt/EBITDA ratio shall be provided by Defendants to the Claimant in form of an official letter signed by authorized executive body of the Defendant (referred to in the text of this Amicable agreement as the “Certificate”) not later than on the Date of submission defined in the table below and shall be applied to a respective Interest period defined in the table below.

Ref. No.	Accounting period to be used for the calculation of Total debt / EBITDA ratio	Date of submission, not later than	Interest period
1	01.07.2017 - 30.06.2018	28.09.2018	from 11.10.2018 to 10.07.2019
2	01.01.2018 - 31.12.2018	29.06.2019	from 11.07.2019 to 10.10.2019
3	01.07.2018 - 30.06.2019	28.09.2019	from 11.10.2019 to 10.07.2020

4	01.01.2019 - 31.12.2019	28.06.2020	from 11.07.2020 to 10.10.2020
5	01.07.2019 - 30.06.2020	28.09.2020	from 11.10.2020 to 10.07.2021
6	01.01.2020 - 31.12.2020	29.06.2021	from 11.07.2021 to 10.10.2021
7	01.07.2020 - 30.06.2021	28.09.2021	from 11.10.2021 to 10.07.2022
8	01.01.2021 - 31.12.2021	29.06.2022	from 11.07.2022 to 10.10.2022
9	01.07.2021 - 30.06.2022	28.09.2022	from 11.10.2022 to 10.04.2023

In case of non-submission of the Certificate by the Date of submission, the latest submitted Certificate shall be applied to such interest period.

5. In case of untimely repayment of the indebtedness under this Amicable agreement after the date of this Amicable agreement approval penalties shall be applied in the amount of Basic interest rate 1 and Basic interest rate 2, accordingly, that are valid under this Amicable agreement as of the date such payment delay occurred multiplied by 1.5 (One point five). At that no interest shall be accrued on the part of the Overdue principal and/or Overdue interest and/or Deferred interest that were not paid within the timelines stated by this Amicable agreement.

6. In case of unspecified payment purpose reference in payment order the funds received shall be used to repay the indebtedness under the Amicable agreement in the following order:

•	Repayment of the overdue Interest payments (that were not paid within the timelines stated in the Amicable agreement (clause 4.2 of the Amicable agreement));

•	Repayment of the Deferred debt stated in clause 2.2.1. of the Amicable agreement;

•	Repayment of future Interest payments (clause 4.2 of the Amicable agreement);

•	Repayment of the Deferred interest (clause 2.2.3 of the Amicable agreement);

•	Repayment of the “Deferred interest 2” (clause 2.2.5. of the Amicable agreement);

•	Repayment of the interest accrued on the Deferred interest (clause 2.2.4 of the Amicable agreement) in accordance with clause 4.2 of the Amicable agreement;

•	Repayment of the interest accrued on the “Deferred interest 2” (clause 2.2.6 of the Amicable agreement) in accordance with clause 4.2 of the Amicable agreement;

•	Payment of the penalties for non-fulfillment within the timelines stated of the obligations under the Amicable agreement (clause 5 of the Amicable agreement).

7. The pledges listed in clause 9 of the Facility agreement shall be provided by Defendant to the Claimant as a security for the full and timely fulfillment of the Defendant’s obligations under the Amicable agreement, including the facility repayment, interest payment, payment of fees and charges provided for by the terms and conditions of the Amicable agreement.

8. Based on part 2 of article 142 of the Arbitration Procedural Code of the Russian Federation the Claimant shall be entitled to get writs of execution from the Arbitration Court of Moscow for the enforced recovery from the Defendant of the entire amount of the indebtedness under the Amicable agreement less payments already effected by Defendant. At that the Claimant shall be entitled to demand from sureties the accelerated repayment of the entire amount of the indebtedness determined by clause 3 of the Amicable agreement together with the repayment of all the due interest on the money had and used, of penalties and of other payments provided for under the Amicable agreement as well as to enforce collateral in the following cases:

8.1. If there are litigations related to Non-revolving facility agreements No. 5593 dd. October 9th 2012, No. 5594 dd. October 9th 2012, No. 8507 dd. October 9th 2012, No. 8508 dd. October 9th 2012 concluded between the Claimant and Southern Kuzbass PAO initiated by Mechel Group and/or third parties (including appellation of any approved amicable agreements within the claims by arbitration cases No.A 40-187413/15, A40-187451/15, A40-187412/15, A40-187416/15 and related to the previously passed court rulings by arbitration cases No. A40-159782/2014, A40-25992/2015, and A40-47254/2015).

8.2. If there are court rulings based on which any of the obligations of Mechel Group towards the Claimant under any contract/non-revolving facility agreements/agreements/pledge agreements/suretyship agreements are acknowledged unlawful.

8.3. In case of violation of the terms and conditions stated by clause 7.1.7 of the Facility agreement with all amendment agreements to it concluded as of the date of this Amicable agreement conclusion.

9. In case of full or partial non-fulfillment by Defendant of its obligations provided for by clauses 3 – 5 and/or clauses 7 – 8 of the Amicable agreement and/or clauses 7-9 of the Facility agreement, the Claimant is to get, in accordance with part 2 of article 142 of the Arbitration Procedural Code of the Russian Federation, a writ of execution from the Arbitration Court of Moscow for the enforced recovery, at its own discretion, from the Defendant either of the entire amount or the overdue part of the indebtedness under the Amicable agreement less payments already effected by Defendant.

10. It is hereby confirmed by the Parties that the Facility agreement with all amendment agreements to it that have already been concluded as of the date of this Amicable agreement conclusion remain to be in full force and effect with the consideration of its terms and conditions. Conclusion of this Amicable agreement does not terminate the Facility agreement (it is not a Novation) and does not terminate the Defendant’s obligations towards the Claimant under the Facility agreement that are not regulated by this Amicable agreement. Conclusion of this Amicable agreement shall not be a basis for the termination of other Defendant’s obligations towards the Claimant, including those under the Facility agreement, that are not regulated by this Amicable agreement (e.g. of the obligations related to payment of the interest on the money had and used and/or penalties for other periods different from those for which the indebtedness is to be recovered under this case, other conditions, including non-payment obligations), the Claimant shall be entitled to apply to court with a respective stand-alone claim.

11. By concluding this agreement the Parties understand that the Agreements concluded to secure for the due fulfillment of the obligations under the Facility agreement shall remain effective and in full force and effect. Starting from the date this Amicable agreement comes into force the above mentioned Agreements secure for the due fulfillment of the obligations under the Facility agreement and under the Amicable agreement and therefore conclusion of any amendment agreements is not mandatory.

12. This Amicable agreement shall come into force from the moment it is approved by Arbitration Court of Moscow.

13. This Amicable agreement is made up in 4 original counterparts – two counterparts for the Claimant, one counterpart for the Defendant and one counterpart for the Arbitration Court of Moscow.

14. In accordance with articles 139, 140, and 141 of the Arbitration Procedural Code of the Russian Federation, the Claimant and the Defendant ask the Arbitration Court to approve the Amicable agreement introducing amendments to the terms and conditions of the Amicable agreement that was previously approved by court ruling of the Arbitration Court of Moscow dd. June 24th 2019 within case No. A40-187451/15.

15. Parties’ addresses, bank details and signatures:

Claimant:

Place of location: Russian Federation, Moscow, Vavilova, 19.

Address and postal address: 117997, Moscow, Vavilova, 19.

INN 7707083893, OGRN 1027700132195, KPP 775001001, OKPO 00032537.

For settlements in Rubles: account 30301810000006000014, correspondent account 30101810400000000225 in the RF Central Bank Main Branch of the Central Federal District, Russian Central Bank, BIC 044525225.

For settlements in US dollars:

Account with Institution: IRVTUS3N, Bank of New York Mellon, New York, NY

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information: /BNF/ 30301840300006000014

For settlements in EURO:

Account with Institution: DEUTDEFF, Deutsche Bank AG, Frankfurt am Main.

Beneficiary Institution: SABRRUMM, SBERBANK, MOSCOW.

Sender to Receiver Information: /BNF/ 30301978900006000014,

Telephone: (495) 747-37-98. Fax: (495) 957-55-68.

Defendant:

Place of location: Russian Federation, address: Russian Federation, Kemerovo region, Mezhdurechensk.

Address and postal address: Russian Federation, address: Russian Federation, Kemerovo region, 652877, Mezhdurechensk, Yunosti, 6.

E-mail: corpfin@mechel.com.

INN 4214000608, OGRN 1024201388661, KPP 997550001, OKPO 26644096.

Current account 40702810026070100405 in Kemerovo Branch No. 8615 of Sberbank PJSC, BIC 043207612.

Telephone: 8 (38475) 7-22-00(call centre), 7-22-37. Telefax: 8 (38475) 7-22-41.

CLAIMANT Vice President and Director of the Distressed Assets Department of Sberbank PAO	DEFENDANT Chief Executive Officer of the management company MC Mechel Mining OOO

/ Degtyaryov M.N./	/ Khafizov I.V./
L.S.	L.S.

English translation

Amendment agreement No.13 to Non-revolving Facility agreement No. 8507 dd. October 9th 2012

Moscow	August 16th 2019

Sberbank of Russia, Public Joint Stock Company (Sberbank PJSC), hereinafter referred to as the Creditor, represented by Serebryakov Yan Vladimirovich, its Senior Executive Director, who is the Head of Corporate Indebtedness Settlement Division of the Distressed Assets Department of Sberbank PJSC, acting by virtue of Power of Attorney No.981- dd. November 23rd 2018, on the one hand, and

Southern Kuzbass Coal Company, Public Joint Stock Company (Southern Kuzbass PAO), hereinafter referred to as the Borrower, represented by Chief Executive Officer of Mechel Mining Management Company, limited liability company (short name MC Mechel Mining OOO, OGRN 1085410004811, address: 125167, Russian Federation, Moscow, Krasnoarmeyskaya, 1), being a sole executive body of Southern Kuzbass PAO based on the Agreement on the transfer of powers of an executive body of Southern Kuzbass OAO (Southern Kuzbass PAO since March 16th 2016) to management company MC Mechel Mining OOO dd. October 21st 2013, Khafizov Igor Veleryevich, acting by virtue of the Articles of Association of MC Mechel Mining OOO and Articles of Association of Southern Kuzbass PAO, on the other hand, hereinafter collectively referred to as the Parties, have signed this Amendment agreement No.13 (hereinafter referred to as the Agreement) to Non-revolving Facility agreement No.8507 dd. October 09th 2012 (hereinafter referred to as the Facility agreement) to agree upon the following:

1. Clause 8.2.30 of the Facility agreement is hereby amended to read as follows:

“8.2.30. Ensure the provision to the Creditor of the duly notarized documents (copies of the Minutes) confirming the fact that respective resolutions were passed by general meetings of shareholders of each of the Public joint stock companies of Mechel Group on the approval of the conclusion between the Creditor and each of such Public joint stock companies of Mechel Group of the amendment agreements being related party transactions and/or major transactions to the facility agreements ensuring the provision to the Creditor of the collateral to secure for the obligations of the Mechel Group companies under all facility agreements (including the Facility agreement) as amended and restated on August 16th 2019 (the date of conclusion of Amendment agreement No. 13 to the Facility agreement), if passing such resolution is in the competence of the general meeting of shareholders of the Public joint stock companies of Mechel Group, within the reasonable timelines but at least before November 30th 2019 (inclusive).

If the conclusion of the transactions above mentioned in paragraph 1 of this clause of the Facility agreement is ensured before October 30th 2019 (without provision of the Creditor with the documents confirming their approval), the timelines for the fulfillment of the Borrower’s obligation to provide the Creditor with such documents (copies of the Minutes) confirming the fact that respective resolutions on the approval of the above mentioned transactions concluded before October 30th 2019 were passed by general meetings of shareholders of each of the Public joined stock companies of Mechel Group shall be extended to January 31st 2020 (inclusive)”.

2. Clause 8.2.36. of the Facility agreement is hereby amended to read as follows:

8.2.36. Ensure respective amendment agreements are concluded at least by November 30th 2019 (inclusive) by Debtors to all Collateral related documentation concluded under Article 9 of the Facility agreement to reflect respective changes and modifications to such Collateral related documentation introduced by all the amendment agreements to the Facility agreement concluded as of August 16th 2019 (the date of conclusion of Amendment agreement No. 13 to the Facility agreement)”.

3. Clauses 9.1.3, 9.1.7, 9.1.14, 9.1.15, 9.1.16, and 9.1.19 of the Facility agreement are hereby amended to read as follows:

9.1.3. At least by November 30th 2019 (inclusive) put into pledge/subsequent pledge the real estate owned by CMP PAO based on the right of title that is a pledge subject under Mortgage agreements No. 5321- -1 dd. June 01st 2011 and No. 72986 dd. March 16th 2011 concluded between the Creditor and CMP PAO.

9.1.7. At least by November 30th 2019 (inclusive) put into pledge/subsequent pledge the real estate owned by Izhstal, Public joint stock company (Izhstal PAO, address: Russian Federation, Udmurt Republic, 426006, Izhevsk, Novoazhimova, 6, OGRN 1021801435325, ITIN 1826000655) that is a pledge subject under Mortgage agreements No. 31-3 dd. February 13th 2009, No. 186-3dd. July 06th 2009, and No. 119-3 dd. July 22nd 2010 concluded between the Creditor and Izhstal PAO.

9.1.14. Suretyship of CMP PAO:

9.1.14.1. with the limit of liability not exceeding 2,120,000,000 (Two billion one hundred twenty million) rubles and with signing an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement;

9.1.14.2. an amendment agreement to the suretyship agreement stated in clause 9.1.14.1 of the Facility agreement shall be concluded at least by November 30th 2019 (inclusive) to modify the limit of liability by making it equal to 9.99 (Nine point ninety-nine) percent of the book value of the assets of CMP PAO defined in the balance sheet as of the last accounting date preceding the resolution of the Board of directors of CMP PAO on the approval of the transaction provided for by this clause and an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement shall be concluded.

9.1.15. Suretyship of Izhstal PAO:

9.1.15.1. with the limit of liability not exceeding 252,700,000 (Two hundred fifty-two million seven hundred thousand) rubles and with signing an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement;

9.1.15.2. an amendment agreement to the suretyship agreement stated in clause 9.1.15.1 of the Facility agreement shall be concluded at least by November 30th 2019 (inclusive) to modify the limit of liability by making it equal to 9.99 (Nine point ninety-nine) percent of the book value of the assets of Izhstal PAO defined in the balance sheet as of the last accounting date preceding the resolution of the Board of directors of Izhstal PAO on the approval of the transaction provided for by this clause and an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement shall be concluded.

9.1.16. Suretyship of Korshunov Mining Plant PAO:

9.1.16.1. with the limit of liability not exceeding 600,000,000 (Six hundred million) rubles and with signing an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement;

9.1.16.2. an amendment agreement to the suretyship agreement stated in clause 9.1.16.1 of the Facility agreement shall be concluded at least by November 30th 2019 (inclusive) to modify the limit of liability by making it equal to 9.99 (Nine point ninety-nine) percent of the book value of the assets of Korshunov Mining Plant PAO defined in the balance sheet as of the last accounting date preceding the resolution of the Board of directors of Korshunov Mining Plant PAO on the approval of the transaction provided for by this clause and an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement shall be concluded.

9.1.19. a guarantee shall be provided by Mechel Carbon AG (address: 6340 Baar, Switzerland, Oberdorfstrasse 11, registered under No. CHE-114.168.474) at least by November 30th 2019 (inclusive) with the limit of liability set in accordance with the legislation of the Swiss Confederation and an agreement allowing the Creditor to write off the funds without respective order of the surety from the surety’s account opened with the Creditor in order to repay the overdue indebtedness under the Facility agreement shall be concluded.

Oriel Resources Limited shall be a procedural agent within the procedure of execution of the collateral set forth by this clause of the Facility agreement.

Amendment agreement No.13 dd. August 16th 2019

To Non-revolving Facility agreement No. 8507 dd. October 9th 2012

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The applicable law in respect of the collateral being executed: English/Swiss/other law agreed with the Creditor.

The Borrower must ensure payment in full scale and at the expense of Mechel Group companies of all the documentally confirmed expenses related to the services of an independent legal advisor provided for the purposes of execution of the collateral stated in clause 9.1.19. of the Facility agreement.”

4. The remaining clauses and conditions of the Facility agreement shall remain in full force and effect.

5. The Agreement shall come into force from the moment it is signed by the Parties and shall be ab integral part of the Facility agreement.

6. The Agreement is made up in two (2) counterparts of equal legal force, one counterpart for the Creditor and one counterpart for the Borrower.

Parties’ bank details and addresses

Creditor:

Domicile: Russian Federation, Moscow.

Address and postal address: 117997, Moscow, Vavilova, 19.

e-mail: mechel@sberbank.ru.

ITIN 7707083893, OGRN 1027700132195, KPP 773601001, OKPO 00032537.

For settlements in rubles: account 30301810000006000014, correspondent account 30101810400000000225 in the RF Central Bank Main Branch of the Central Federal District, Russian Central Bank, BIC 044525225.

For settlements in US dollars: account 30301840300006000014 Sberbank, Moscow, SWIFT SABRRUMM (HEAD OFFICE – ALL OFFICES in RUSSIA) BANK OF NEW YORK MELLON NEW YORK, NY, SWIFT IRVT US 3N

For settlements in EURO: account 30301978900006000014 Sberbank, Moscow, SWIFT SABRRUMM (HEAD OFFICE – ALL OFFICES in RUSSIA) DEUTSCHE BANK AG FRANKFURT AM MAIN, SWIFT DEUTDEFF.

Telephone: (495) 957-55-63. Fax: (495) 957-55-68.

Borrower:

Domicile: Russian Federation, Kemerovo region, Mezhdurechensk.

Address and postal address: Russian Federation, address: Russian Federation, Kemerovo region, 652877, Mezhdurechensk, Yunosti, 6.

e-mail: corpfin@mechel.com.

ITIN 4214000608, OGRN 1024201388661, KPP 421401001, OKPO 26644096.

Current account 40702810026070100405 in Kemerovo Branch No. 8615 of Sberbank PJSC, BIC 043207612.

Telephone: 8 (38475) 7-22-00(call centre), 7-22-37. Telefax: 8 (38475) 7-22-41.

Parties’ signatures

Creditor	Borrower

Senior Executive Director, Head of Corporate Indebtedness Settlement Division of the Distressed Assets Department Sberbank PJSC	Chief Executive Officer of the management company MC Mechel Mining OOO

Serebryakov Ya.V.	Khafizov I.V.
L.S.	L.S.

Amendment agreement No.13 dd. August 16th 2019

To Non-revolving Facility agreement No. 8507 dd. October 9th 2012

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